Exhibit 99.2

Phio Pharmaceuticals Announces Pathology Results for Four of Five Patients in Fourth Cohort

Complete Pathologic Response in patient with cutaneous squamous cell carcinoma

Partial Response in Stage 4 metastatic Merkel cell patient

King of Prussia — (Newsfile Corp.-July 25, 2025) -Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to eliminate cancer.

Phio announced today that pathologic results are available for four of the five patients treated in the fourth cohort. A complete pathologic response (100% tumor clearance) has been reported for one patient with cutaneous squamous cell carcinoma (cSCC).  One patient with metastatic Merkel cell carcinoma was reported as a partial response (> 50% clearance). Two patients with cSCC were reported as having a pathologic non-response (<50% tumor clearance). Pathologic results for the remaining patient with cSCC are still pending.

Phio's ongoing Phase 1b dose escalation clinical trial (NCT 06014086) is designed to evaluate the safety and tolerability of neoadjuvant use of intratumoral PH-762 in Stages 1, 2 and 4 cSCC, Stage 4 melanoma, and Stage 4 Merkel cell carcinoma. To date, a total of 15 patients with cutaneous carcinomas have been treated across the four cohorts. There were no dose-limiting toxicities or clinically relevant treatment-emergent adverse effects in the patients receiving intratumoral PH-762 in this trial. Moreover, PH-762 has been well tolerated in all enrolled patients in each escalating dose cohort. No patients exhibited clinical progression of disease.

The cumulative pathologic response in 13 patients with cSCC include five complete response (100% clearance), one patient with a near complete response (>90% clearance) and one with a partial response (>50% clearance) and six patients with a pathologic non-response (< 50% clearance).

The one Merkel cell carcinoma patient with stage 4 metastatic disease had a partial response (>50% clearance). The melanoma patient was a non-responder (<50% clearance).

Phio is now enrolling what is expected to be the 5th and final cohort in the Phase 1b study.

“The positive safety and efficacy outcomes through the fourth cohort continue to indicate that PH-762 may present a viable non-surgical alternative in this large and continually expanding skin cancer market,” said Robert Bitterman, CEO and Chairman of Phio Pharmaceuticals.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH-762, that silences the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non-surgical treatment for skin cancers.

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For additional information, visit the Company’s website, www.phiopharma.com.

 Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

Corporate Affairs

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